Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

FILED TO CORRECT

A CERTAIN ERROR IN THE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF ACTIVECARE, INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE

OF DELAWARE ON MAY 8, 2013

ACTIVECARE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.           The name of the Corporation is ActiveCare, Inc.

2.           A Certificate of Amendment to the Certificate of Incorporation of Active Care, Inc. (the “Amendment”) was filed with the Secretary of State of Delaware on May 8, 2013, which Amendment authorized a reverse split of the Corporation’s common stock. Said Amendment requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.           The inaccuracy or defect of said Amendment is that the Amendment should have reflected a future effective date of May 16, 2013 rather than the date of filing of the Amendment. To clarify the effective date of the Amendment which authorizes a reverse split of the Common Stock of the Corporation, the Amendment is corrected by adding Article 6 to the Amendment as follows:

“6.            This Amendment shall be effective as of the future date of May 16, 2013.”

IN WITNESS WHEREOF, said ActiveCare, Inc. has caused this Certificate to be executed by Michael Acton, Chief Financial Officer, an authorized person, on the 16th day of May, 2013.

ACTIVECARE, INC.
a Delaware corporation,

By
Michael Acton, Chief Financial Officer